                As filed with the Securities and Exchange Commission
on July 15, 1996                                Registration No. 33-

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                ______________________

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933
                               _______________________

                           NATURE'S SUNSHINE PRODUCTS, INC.
                (Exact name of registrant as specified in its charter)

             Utah                                               87-0327982
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                                  75 East 1700 South
                                  Provo, Utah 84605-9005
                       (Address of Principal Executive Offices)
                               _______________________

                           NATURE'S SUNSHINE PRODUCTS, INC
                                1995 STOCK OPTION PLAN
                               (Full title of the plan)

                                  BRENT F. ASHWORTH
                           Nature's Sunshine Products, Inc.
                                  75 East 1700 South
                                Provo, Utah  84605-9005
                       (Name and address of agent for service)

                                    (801) 342-4300
            (Telephone number, including area code, of agent for service)

                          Copies to: BRENT CHRISTENSEN, ESQ.
                        Van Cott, Bagley, Cornwall & McCarthy
                           50 South Main Street, Suite 1600
                              Salt Lake City, Utah 84144
                                    (801) 532-3333

                           CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
                                                  Proposed
     Title of                       Proposed       Maximum
    Securities                       Maximum      Aggregate
      to be        Amount to be   Offering Price   Offering    Amount of
   Registered      Registered     Per Share(1)    Price(1)  Registration Fee(1)
- -------------------------------------------------------------------------------
 Common Stock    1,650,000 Shares    $21.50     $35,475,000     $12,232.76
(no par value)
- -------------------------------------------------------------------------------

        (1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon a price of $21.50 per share, the average of the high and low sales prices as reported in the consolidated reporting system (NASDAQ) for the registrant's Common Stock on July 11, 1996.

                                        PART I

                INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

    The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

    See response to Item 1. above.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

    (a) Registrant's latest Annual Report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act");

    (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant's document referred to in subparagraph (a), above;

    (c) Description of the registrant's Common Stock contained in the registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such information; and

    (d) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregistered all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

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ITEM 4.  DESCRIPTION OF SECURITIES.

    Not applicable as the registrant's stock is registered under Section 12 of the Exchange Act.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

    The validity of the issuance of the shares of Common Stock registered pursuant to this registration statement have been passed upon for the registrant by Brent F. Ashworth, Esq. Mr. Ashworth serves as Vice President-Legal, Secretary and General Counsel to the registrant. He directly owns 4,315 shares of the registrant's Common Stock and by virtue of his participation in the registrant's 401(k) Plan indirectly owns approximately 69,006 shares of Common Stock. He also holds options to purchase 108,925 shares of Common Stock that have been granted to him by the registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 16-10a-841 of the Utah Revised Business Corporation Act (UTAH CODE Section 16-10a-901 et seq.) (the "Utah Corporations Law") allows a Utah corporation to provide in its articles of incorporation or by shareholder resolution or in its bylaws for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for and financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of Utah Corporations Law, and (iv) intentional violation of criminal law.

    Part 9 of the Utah Corporations Law provides for discretionary and mandatory indemnification of directors in certain circumstances. Section 16-10a-902 empowers a corporation to indemnify a director, against liability if his conduct was in good faith, he reasonably believed that his conduct was not opposed to the corporation's best interest and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation for deriving an improper personal benefit. A director may apply to a court of competent jurisdiction to compel mandatory indemnification by the corporation and the court may also order the corporation to pay the director's reasonable expenses incurred to obtain the court ordered indemnification. All indemnification is limited to reasonable expenses only.

    Section 16-10a-903 requires that, unless limited by the articles of incorporation, a corporation must indemnify a director who was successful in the defense of any proceeding, claim, issue or matter in a proceeding, to which he was a party because he is or was a director. Such indemnification is limited to reasonable expenses incurred and limited to the extent of his success in the proceeding or claim.

    Under Section 16-10a-904 a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct, provides a written undertaking personally binding him to pay the advance if it is ultimately determined that he did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification. The director's undertaking need not be secured and may be accepted without reference to financial ability to make repayment.

    Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses in advance of a determination of a director's liability unless a determination has been made that the director has met the applicable standard of conduct. Such determination must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.

    Section 16-10a-907 entitles an officer of the corporation to both the mandatory and discretionary indemnification and discretionary payment or reimbursement of reasonable expenses on the same basis allowed for directors under the Utah Corporations Law, unless prohibited by a corporation's articles of incorporation.

    The Restated Articles of Incorporation of the registrant do not have any provisions regarding the limitation of liability of liability or indemnification of directors, officers or employees.

    Article VIII of the registrant's By-laws empowers the Company to indemnify present and former directors, officers, employees or agents of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company).

    Such indemnification is contingent upon the person acting in good faith and in a manner he reasonably believe to be in or not opposed to the best interest of the Company, and for criminal proceedings, the person must have had no reasonable cause to believe his conduct was unlawful. Indemnification inures to the benefit of heirs and legal representatives and is extended to persons who, at the request of the Company, serve as directors, officers, employees or agents of other entities. No indemnification under the By-laws, without court approval, is permitted for claims, issues or matters if the person is adjudged to be liable for negligence or misconduct in performance of his duty to the Company.

    A majority of the Company's Board of Directors may authorize advances of indemnification funds upon receipt of an undertaking by or on behalf of the indemnified person to repay such amounts unless it is ultimately determined that the person is to be indemnified by the Company as authorized by the By-laws.

    The By-laws do not preclude indemnification as may be provided by an agreement, the vote of the Company's shareholders or disinterested directors, or otherwise. Indemnification under the By-laws is in addition to any indemnification permitted by law. The Company is empowered to purchase insurance against liability of its directors, officers, employees or agents.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8.  EXHIBITS.

    The exhibits listed in the Exhibit Index at page 8 (sequentially numbered page __) are filed as a part of this registration statement.

ITEM 9.  UNDERTAKINGS.

    A.  RULE 415 UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B.  SUBSEQUENT EXCHANGE ACT FILINGS UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C.  INCORPORATED ANNUAL AND QUARTERLY REPORTS UNDERTAKINGS.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    D.  INDEMNIFICATION UNDERTAKINGS.

    Reference is made to UTAH CODE Sections 16-10a-841 and 16-10a-901 et seq. and to Article VIII of the By-Laws of the registrant (described in Item 6. hereof), which provide for certain rights of indemnification for officers and directors of the registrant.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Provo, State of Utah, on June 12, 1996.

(REGISTRANT)                      NATURE'S SUNSHINE PRODUCTS, INC.

                             By:  \s\ Alan D. Kennedy
                                  ----------------------------
                                  Alan D. Kennedy
                                  Title:  President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE AND TITLE                                           DATE
       -------------------                                           ----

\s\ Alan D. Kennedy                                             June 12, 1996
- -------------------------------------
Name:   Alan D. Kennedy
Title:  President, Director
        (Principal Executive Officer)

\s\ Kristine F. Hughes                                          June 12, 1996
- -------------------------------------
Name:   Kristine F. Hughes
Title:  Chairman of the Board and Director

\s\ Eugene L. Hughes                                            June 12, 1996
- -------------------------------------
Name:   Eugene L. Hughes
Title:  Executive Vice President and Director

\s\ Merrill Gappmayer                                           June 12, 1996
- -------------------------------------
Name:   Merrill Gappmayer
Title:  Director

\s\ Pauline T. Hughes                                           June 12, 1996
- -------------------------------------
Name:   Pauline T. Hughes
Title:  Director

\s\ Douglas Faggioli                                            June 12, 1996
- -------------------------------------
Name:   Douglas Faggioli
Title:  Chief Financial Officer
        (Principal Accounting Officer)

                       LIST OF EXHIBITS



                                           LOCATED AT
                                          SEQUENTIALLY
ITEM NO.                 EXHIBIT          NUMBERED PAGE
- --------                 -------          -------------

   4(a)  Nature's Sunshine Products, Inc.
         1995 Stock Option Plan                __

   4(b)  Form of Non-Qualified Stock
         Option Agreement (employees)          __

   5     Opinion of Brent F. Ashworth
         including his consent                 __

  15     Inapplicable                          --

  24(a)  Consent of Arthur Andersen LLP        __


  24(b)  Consent of Brent F. Ashworth
         (included in Exhibit 5 herewith)      __

  25     Inapplicable                          --

  28     Inapplicable                          --

  29     Inapplicable                          --


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